Exhibit 16.1

September 26, 2006

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Modern Technology Corp. and, under the date of October 18, 2005, we reported on the consolidated financial statements of Modern Technology Corp. and subsidiaries as of and for the years ended June 30, 2005 and 2004. On September 6, 2006, via letter, we resigned. We have read Modern Technology Corp.'s statements included under Item 4 of its Form 8-K dated September 26, 2006, and we agree with such statements.

Very truly yours,

/s/ Greenberg & Company LLC

Greenberg & Company LLC